Exhibit 99.1

CONTACT: Robert F. Mangano President & Chief Executive Officer (609) 655-4500	Joseph M. Reardon Sr. Vice President & Treasurer (609) 655-4500

PRESS RELEASE —FOR IMMEDIATE RELEASE . . .

1ST CONSTITUTION BANCORP REPORTS RECORD NET INCOME, UP 21.0%
FOR THE FIRST QUARTER ENDED MARCH 31, 2003

CRANBURY NJ – APRIL 15, 2003……1ST Constitution Bancorp (NASDAQ; FCCY), the parent company of 1st Constitution Bank, announced today record net income for the first quarter ended March 31, 2003. For the quarter ended March 31, 2003, net income increased by 21.0 percent to $724,869 or $.47 cents per diluted share, up from $598,892 or $.39 cents per diluted share achieved during the first quarter of last year. All per share amounts have been restated to give effect to a 5 percent stock dividend declared on December 19, 2002.

Net interest income increased $265,920 or 12.5 percent over the first quarter of 2002. Return on average assets stood at 1.12 percent for the period, while return on average equity reached 13.97 percent. The Company’s net interest margin reached 3.98 percent in the current quarter, which represents a positive increase from the 3.87 percent achieved during the fourth quarter ended December 31, 2002.

Robert F. Mangano, president and chief executive officer of 1ST Constitution Bancorp said “higher earnings were due primarily to the expansion of the Bank’s loan and deposit activities, along with its ability to substantially increase its non-interest income.” As a result of these efforts, non-interest income grew by $169,055 for the period to $660,103, or by 34.4 percent, when compared to last year’s first quarter results. Also bolstering earnings was an 17.6 percent increase in loans and a 20.0 percent increase in deposits when compared to the corresponding period last year.

During the first quarter of 2003, 1st Constitution obtained regulatory approval to open its eighth branch banking office in West Windsor, New Jersey. This office is anticipated to open during the third quarter of this year and represents 1st Constitution’s second entry into Mercer County. The grand opening of our new Jamesburg Office, which was previously announced, is anticipated to take place during the second quarter of this year.

At March 31, 2003, 1st Constitution Bancorp had total assets of $262.6 million and through its primary subsidiary, 1ST Constitution Bank, operates 6 branch banking offices in Cranbury (2), Hamilton, Montgomery, Plainsboro and Princeton.

1ST Constitution Bancorp is traded on the NASDAQ National Market under the trading symbol FCCY, and can be accessed through the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution assumes no obligation for updating any such forward-looking statements at any time.

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1st Constitution Bancorp Selected Consolidated Financial Data

($ in thousands)	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000

Income Statement Data:
Interest income	$ 3,527	$ 3,383	$ 14,308	$ 14,796	$ 12,792
Interest expense	1,141	1,263	5,099	6,741	5,624

Net interest income	2,386	2,120	9,209	8,055	7,168
Provision for loan losses	60	60	240	300	216

Net interest income after prov.for loan losses	2,326	2,060	8,969	7,755	6,952
Non-interest income	660	491	1,824	1,505	866
Non-interest expense	1,867	1,607	6,586	5,871	5,096

Income before income taxes	1,119	944	4,207	3,389	2,722
Income tax expense	394	345	1,520	1,237	992

Net income	$ 725	$ 599	$ 2,687	$ 2,152	$ 1,730

Balance Sheet Data:
Total Assets	$ 262,580	$ 217,894	$ 268,708	$ 223,183	$ 178,565
Loans	155,420	132,108	151,050	124,937	110,356
Allowance for loan losses	(1,730)	(1,488)	(1,670)	(1,414)	(1,133)
Securities available for sale	73,843	63,131	82,029	61,605	48,538
Securities held to maturity	7,118	5,585	7,172	6,035	8,504
Deposits	214,943	178,224	218,995	184,265	135,017
Shareholders' Equity	21,383	17,800	20,995	17,433	15,221

Performance Ratios:
Return on average assets	1.12%	1.10%	1.06%	1.03%	1.08%
Return on average equity	13.97%	13.68%	14.09%	13.17%	13.09%
Net interest margin	3.98%	4.09%	3.87%	4.04%	4.75%
Efficiency ratio	61.3%	61.6%	59.7%	61.4%	63.4%

Asset Quality:
Loans past due over 90 days and still accruing	$ 4	$ 0	$ 2	$ 0	$ 471
Nonaccrual loans	419	61	156	618	107
OREO property	56	0	9	0	0
Net charge-offs (recoveries)	0	(14)	(15)	18	25
Allowance for loan losses to total loans	1.11%	1.13%	1.11%	1.13%	1.02%
Nonperforming loans to total loans	0.27%	0.05%	0.10%	0.49%	0.52%

Per Share Data:
Earnings per share (Basic)	$ 0.49	$ 0.41	$ 1.83	$ 1.46	$ 1.17
Earnings per share (Diluted)	$ 0.47	$ 0.39	$ 1.73	$ 1.41	$ 1.15
Book value per share	$ 14.36	$ 12.13	$ 14.26	$ 11.88	$ 10.31